Exhibit 10.1

                          SETTLEMENT AGREEMENT

      Following a Court-Ordered mediation before the Honorable Judge Tevrizian (Ret.) of JAMS on January 6, 2009, in Los Angeles, CalAmp Corp., a Delaware corporation ("CalAmp") and Rogers Corporation, a Massachusetts corporation ("Rogers") enter into this Settlement Agreement.

1. The parties agree to hereby settle lawsuit Case No. CV 07-03214 GHK (PJWx) (CD Cal) (the "Litigation").

2. The parties agree that, within three (3) business days following payment of the settlement amount, they will file a FRCP 41 stipulation to dismiss the Litigation, with prejudice, all parties to bear their own costs and all rights of appeal being waived.

3. The parties acknowledge that Rogers admits no wrongdoing or liability for any claim, and that Rogers has agreed to settle this Litigation solely to avoid the time, expense and inconvenience of continued litigation.

4. Counsel for the parties shall notify the Court immediately that the case has settled pending execution of dismissal papers, and the parties agree to suspend all work on the case.

5. Rogers shall pay the sum of Nine Million Dollars ($9,000,000.00) to CalAmp, by wire transfer or otherwise, before the close of business on January 12, 2009. The parties acknowledge that the funds paid by Rogers Corporation towards the resolution of this dispute do not include any financial payment to CalAmp arising from CalAmp's damage claims of "lost profits" or "loss of goodwill". The entire amount paid by Rogers is for tangible property damages incurred by CalAmp related to its settlement with EchoStar as set forth in its Settlement Agreement dated as of December 14, 2007. Without limiting the generality of the foregoing, this amount does not include attorneys' fees, and each party shall bear its own attorneys' fees and court costs.

6. "Affiliates" of a party shall mean each entity that is directly or indirectly controlled by or controls such party, where said control is the direct or indirect ownership of at least 50% of the stock or other equity interest, or to otherwise direct or influence the management policies.

7. Each party, on behalf of its current and former Affiliates, predecessors, successors, assigns, directors, officers, employees, agents, insurers, partners, and consultants (collectively, "Related Parties"), hereby releases the other party and its Related Parties from all claims, demands, disputes, or objections relating in any way to the allegations in the Litigation, or any other claims based in contract, tort, or other theories, whether known or unknown, that arise before the date of this Settlement Agreement. CalAmp represents and warrants that this settlement releases Rogers and its Related Parties from all claims of any kind relating to a Rogers laminate used in any CalAmp product through and including the date of this Settlement Agreement, and that CalAmp is not aware of any suit, claim or threat made or asserted by any third party against Rogers and/or such Related Parties relating to a Rogers laminate used in a CalAmp product shipped at any time through and including the date of this Settlement Agreement. CalAmp agrees to accept the aforesaid sum in full settlement and compromise of the Litigation and agrees that such payment shall fully and forever discharge and release all claims and causes of action, whether now known or now unknown, which CalAmp and/or its Related Parties may have against Rogers and/or its Related Parties. This settlement includes an express waiver of Civil Code Section 1542, which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

8. Counsel for each of the parties to this agreement represents that he has fully explained to his client the legal effect of this agreement and of the Release and Dismissal with Prejudice provided for herein and that the settlement and compromise stated herein is final and conclusive forthwith, and each attorney represents that his client has freely consented to and authorized this agreement.

9. This agreement shall remain confidential except pursuant to mutual consent, Order of Court, or on need-to-know basis for bankers, lenders, auditors, or as required in public filings by the Securities and Exchange Commission or other securities regulator. The parties will agree to terms of separate press releases indicating that the case has settled without any admission of fault or liability by Rogers.

10. The parties agree that this Settlement Agreement shall be interpreted under the laws of California, without application of the conflicts of laws provisions thereof.

11. This agreement constitutes the full and entire agreement between the parties with regard to the subject matter hereof, and supersedes any and all prior oral or written agreements and understandings with regard to such subject matter. In case any provision of this agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to the extent necessary to permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Both parties acknowledge that damages at law may be an inadequate remedy for the breach or threatened breach of this agreement and that, in the event of a breach or threatened breach by a party of any provision hereof, the other party's rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, in addition to and not in lieu of any rights to damages at law or other rights provided by statute or otherwise for a breach or threatened breach of any provision hereof.

12. This agreement shall be binding on and inure to the benefit of the parties' respective successors and assigns. Any provisions of California Evidence Code Sections 1115-1128 notwithstanding, this agreement is binding and may be enforced by a motion under Code of Civil Procedure Section 664.6 or by any other procedure permitted by law in the applicable state or federal court. Changes, amendments or modification in or additions to of any provision under or of this agreement may be made only by a written instrument executed by the parties thereto. No waivers shall be valid unless in writing and signed by the waiving party. All notices must be in writing and are deemed given when received, regardless of the means of transmission, except that notices sent via electronic mail (e-mailed) or faxed notices shall be valid only if their receipt is thereafter confirmed by the receiving party by return transmission or otherwise.

The undersigned representatives of the parties, thereunto duly authorized, and intending to be legally bound hereby, do execute this Settlement Agreement on behalf of the respective parties hereto as of the date first above set forth.

CalAmp Corp.                              Rogers Corporation
By: /s/ Richard B. Gold                   By: /s/  Robert D. Wachob
Printed Name:  Richard B. Gold            Printed Name:  Robert D. Wachob
Title:  President & CEO                   Title:  President & CEO
Date:  Jan. 6, 2009                       Date:  Jan. 6, 2009